Exhibit 10.1

FIRST AMENDED AND RESTATED
ENGLOBAL CORPORATION

INCENTIVE BONUS PLAN

SECTION I
PURPOSE

ENGlobal Corporation, a Nevada corporation (the “Corporation”), adopted an Incentive Bonus Plan effective as of July 1, 2009, to promote and advance the interests of the Corporation and its stockholders by enabling the Corporation and its Affiliates to attract, retain and reward certain valued employees (the “Participants”).  The Corporation hereby adopts this First Amended and Restated Incentive Bonus Plan (this "Plan"), effective as of January 1, 2010, in order, among other matters, to provide more flexibility to the Corporation in the design of bonuses granted under this Plan.

SECTION II
DEFINITIONS

Capitalized terms in this Plan shall have the following meanings:

1.           “Achievement Percentages” means (i) the Threshold Percentage, the Target Percentage and the High Performance Percentage; or (ii) any other percentage measure by which the amount of a Bonus may be determined.

2.           “Affiliate” means any company controlled by, controlling or under common control with the Corporation.

3.           “Base Salary” means 50% of the Participant’s annual salary at the beginning of the Performance Period without inclusion of earn-outs, bonuses granted outside of this Plan, stock options or other equity incentives, or any other forms of compensation.

4.           “Bonus” means an amount awarded to an individual Participant and payable by the Corporation, subject to the terms and conditions of this Plan.

5.           “Bonus Measures” means (i) the Metrics Hurdles and Metrics Weighting applicable to any particular Participant or group of Participants; or (ii) any other measures established in accordance with the terms of this Plan.

6.           “Bonus Calculation Statement” means the information provided in writing to any Participant or group of Participants setting forth, for each Performance Period, the Bonus Measures, Achievement Percentages or other information applicable to the Participant entitled to the Bonus, either in the form of Appendix A, B or C, or in any other form as may be appropriate.

7.           “Change of Control” means (i) a sale of substantially all of the assets of the Corporation to a person or entity that is not an Affiliate of the Corporation; (ii) any sale in a single transaction or in a series of related and substantially similar contemporaneous transactions of the issued and outstanding securities of the Corporation representing 50% or more of the total

First Amended & Restated Incentive Bonus Plan
Austin_1 592601v4 47080-9

number of shares of the Corporation then outstanding to any person or entity that is not an Affiliate of the selling stockholders; or (iii) any merger, consolidation or reorganization of the Corporation with or into one or more entities that are not Affiliates of the Corporation, as a result of which less than 50% of the outstanding voting securities, partnership interests or membership interests of the surviving or resulting entity are owned by the holders of the Corporation’s securities (or their Affiliates) immediately prior to such merger, consolidation or reorganization.  A "Change of Control" also includes any for the foregoing events with respect to an Affiliate, but only if the Participant will no longer be employed by the Corporation or any of its Affiliates following the Affiliate's Change of Control.  However, the issuance of securities by the Corporation or by an Affiliate in an acquisition by the Corporation or by any of its Affiliates of another business shall not constitute a Change of Control.

8.           “Code” means the Internal Revenue Code of 1986, as amended, and the regulations under the Code.

9.           “Committee” means the Compensation Committee of the Board of Directors.  The Committee shall be comprised of not less than the number of directors required to satisfy the requirements of Code Section 162(m), the Securities Act of 1933, and the rules and regulations of NASDAQ or any exchange on which the Corporation’s shares may be traded.  In addition, the Committee shall be composed solely of “outside directors” within the meaning of Code Section 162(m).

10.           “High Performance Percentage” means the percentage used in the calculation of a Participant’s Bonus if the high performance Metrics Hurdles set forth in the applicable Bonus Calculation Statement are met.

11.           “Maximum Percentage” means the highest percentage of a Participant’s Base Salary payable to the Participant as a Bonus.

12.           “Metrics” means the criteria against which the Committee or the Chief Executive Officer, as applicable, decides to measure performance.  Without limitation, the Metrics may include:

A.           Consolidated Earnings Per Share – Consolidated Earnings per Share shall be determined in accordance with the reviewed or, if available, the audited consolidated financial statements for the applicable Performance Period.

B.           Segment Profit Contribution ("Contribution") – Earnings of a Segment after depreciation and amortization but before allocation of bonuses under this Plan, corporate overhead, interest and taxes, determined in accordance with the reviewed or, if available, the audited consolidated financial statements for the applicable Performance Period.  Contribution may also be calculated and utilized as a Metric for business units within a Segment.  Contribution will not apply as a Metric for Participants serving in Corporate functions.

C.           Safety - The Total Recordable Incidents per 200,000 hours worked (“TRIR”) (as defined by the United States Department of Labor’s Occupational Health and Safety Administration) during the applicable Performance Period.  Any lost time or days away from work cases that occur within a Segment or its business unit will result in that Segment or business unit failing to meet the threshold level for Safety for the Performance Period.   Any fatality that occurs within the Corporation and its Affiliates will result in all Participants failing to meet the threshold level for Safety for the Performance Period.

First Amended & Restated Incentive Bonus Plan
Austin_1 592601v4 47080-9

D.           Days Sales Outstanding (“DSO”) - The number of days within which the Corporation or the applicable Segment or business unit collects amounts due for work performed on average, whether or not the customer has received an invoice, as computed by the Corporation in accordance with its standard accounting practice.   Month ending DSO’s for the six months of each Performance Period will be mathematically averaged to arrive at the DSO value to be utilized in the Bonus calculation.

E.           Gross Profit Increase ("GPI") – The amount of the increase in Gross Profit produced during the Performance Period by the applicable Segment, division or other designated group as compared to gross profits in the same prior-year period.

F.           Gross Profit (“GP”) – The amount of Gross Profit produced during the Performance Period by the applicable Segment, division or other designated group.

Metrics which are based on financial performance shall be adjusted as appropriate, in the opinion of the Committee or the Chief Executive Officer, as applicable, to account for any change in the accounting principles used by the Corporation.

13.           “Metrics Hurdles” means the assigned threshold, target and high performance criteria that correspond with each Metric against which performance may be measured.

14.           “Metrics Weighting” means the percentage allocation of a Participant’s potential Bonus among Metrics (e.g., Net Income, Safety, or other Metrics that may be established pursuant to this Plan).

15.           “Payout” means the actual payment of a Bonus earned by a Participant.

16.           “Performance Period” means the period from January 1 of each year to June 30 of that year, and the period from July 1 of each year to December 31 of that year, or any other period specified by the Committee during which the Metrics are to be measured.

17.           “Required Payment Date” means the date on which a Payout is required to be made, as provided in Section IV.8.B.

18.           “Segment” means one of the four operating segments designated by the Corporation for financial and SEC reporting purposes, as modified from time to time by the Corporation.

19.           “Senior Management Team” means the Chief Executive Officer, the Chief Operating Officer, if any, the Chief Financial Officer, the Chief Governance Officer, any Segment President, and any Senior Vice-President of the Corporation.

20.           “Target Percentage” means the percentage used in the calculation of a Participant’s Bonus if the target Metrics Hurdles set forth in the applicable Bonus Calculation Statement are met.

First Amended & Restated Incentive Bonus Plan
Austin_1 592601v4 47080-9

21.           “Threshold Percentage” means the percentage used in the calculation of a Participant’s Bonus if the threshold Metrics Hurdles set forth in the applicable Bonus Calculation Statement are met.

SECTION III
ADMINISTRATION

The Plan shall be administered by the Committee.  Subject to the provisions of the Plan, and except as expressly provided in a particular Bonus Calculation Statement, the Committee shall have exclusive authority to interpret the Plan, to adopt, amend and rescind rules and regulations relating to the Plan and to make all other determinations that the Committee believes are necessary or advisable in connection with the administration of the Plan.  The determinations of the Committee pursuant to this authority shall be conclusive.

SECTION IV
OPERATION OF INCENTIVE PLAN

1.           Determination of Bonus Measures.  Prior to the beginning of each Performance Period (except for the first Performance Period), or as soon after the beginning of the Performance Period as practical:

A.           The Committee shall determine the Bonus Measures applicable to the Corporation’s Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer, if any.  The Committee may not delegate this task.  Bonuses to the Chief Executive Officer, the Chief Financial Officer and any other “covered employees” as defined in Section 162(m) of the Code, shall comply with the requirements of Section 162(m) for the payments to be deductible.

B.           The Chief Executive Officer, or his designee, shall determine the Bonus Measures for each other Participant.

2.           Bonus Calculation Formula.  Subject to Section IV.6.A, the Bonus Calculation Formula for each Participant shall be set forth in the applicable Bonus Calculation Schedule and attached as an Appendix to this Plan.

3.           Restatement of Financial Statements.

A.           If the Corporation awards a Bonus to a Participant entitled to a Bonus under Appendix B and the Bonus is based on financial statements that are later restated, the amount of the Bonus shall be adjusted to reflect the restated financial statements.  Specifically, either the Corporation shall pay (on the applicable Payout Date or on the earliest practical date after the applicable Payout Date) any additional Payout owing to the Participant based on the restated financial statements; or (ii) the Participant shall refund any overpayment of Payouts that the Participant received from the Corporation.  Any refund shall be made within 30 days of the date the Corporation gives the Participant written notice that the restated financial statements have been filed with the Securities and Exchange Commission.  The notice shall be deemed given five days following the deposit by the Corporation in the United States mail, postage paid, addressed to the Participant at his last address shown in the Corporation's books and records or to a more recent address if the Participant has given the Corporation written notice of the more recent address.

First Amended & Restated Incentive Bonus Plan
Austin_1 592601v4 47080-9

B.           Unless otherwise expressly provided in an Appendix, this provision is not applicable to Participants who are eligible to receive Bonuses under an Appendix other than Appendix B.

4.           Maximum Bonus Payable.

A.           The Committee may, in its sole discretion, establish a maximum amount of aggregate Bonuses to be awarded under this Plan, or a maximum amount to be awarded to any group of Participants, expressed either as a percentage of a financial measure, such as Consolidated Earnings Per Share or Contribution, an absolute dollar amount, or in any other manner.

B.           Unless otherwise expressly provided in a Bonus Calculation Statement to the contrary, Participants may not be granted a Bonus that exceeds the following amounts:

(i)           For members of the Senior Management Team, 75% of the Participant's Base Salary; and

(ii)          For all other Participants, 60% of the Participant's Base Salary.

C.           Bonus Calculation Statement.

(i)           The Corporation shall provide each Participant with a copy of a Bonus Calculation Statement applicable to that Participant and, in the case of a Participant’s first participation in this Plan, a copy of the Plan.  The Corporation shall provide each Participant with a copy of an amended Plan if the amended Plan materially impacts the rights of that Participant.

(ii)          If a Participant does not receive a Bonus Calculation Statement or written notice that he is not eligible for a Bonus within 90 days of the commencement of a Performance Period, his Bonus shall be calculated in the same manner as it was calculated in the prior Performance Period.

(iii)         Except to the extent the information is required by law to be disclosed, or as necessitated by Section IV.3, no Participant shall be entitled to review the Bonus Calculation Statement applicable to any other Participant.

D.           Modification of Bonus Measures.  The Committee and the Chief Executive Officer, as applicable, may add, delete or amend the Bonus Measures that it is responsible for establishing, but no addition, deletion or amendment shall be effective as to a past Performance Period or the then-current Performance Period.

5.           Establishment of New Incentive Plans.  The Committee may, in its sole discretion, and after consulting with management of the Corporation, establish new incentive plans for the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer and, following notice to the Committee, the Chief Executive Officer may establish new incentive plans for any other Participants.

First Amended & Restated Incentive Bonus Plan
Austin_1 592601v4 47080-9

6.           No Guarantee of Payment.

A.           Notwithstanding anything in this Plan to the contrary, this Plan does not constitute an inducement or consideration for the employment of any Participant, nor is it a contract between the Corporation or any Affiliate, and any Participant.  Unless expressly provided otherwise in a Bonus Calculation Statement, the fact that an individual is a Participant does not guarantee that he will receive a Bonus.  The Corporation may determine that, even if Bonus Measures are met, for reasons related to a particular Participant's individual performance, the Participant should not be entitled to a Bonus.  The Corporation must give the Participant written notice of any such determination within 90 days following the last day of the applicable Performance Period.

B.           Unless otherwise determined by the Committee, no Payout shall be made to a Participant unless the Participant is employed on a regular, full-time basis on the Required Payment Date.  However, if the Participant dies or becomes disabled prior to the end of a Performance Period, the Corporation may, in the sole discretion of the Committee, pay the Participant or his estate an amount equal to the product of (x) the Bonus that the Committee determines that the Participant would have earned for the applicable Performance Period had the Participant continued in the employ of the Corporation for the entire Performance Period, and (y) a fraction, the numerator of which is the number of days elapsed from the commencement of the applicable Performance Period through the Participant’s termination of employment by death or disability, and the denominator of which is the total number of days in the applicable Performance Period.

7.           Compliance with Applicable Law.  Bonuses shall be subject to applicable federal, state and local law.  Without limitation, the Corporation shall withhold all amounts required to be withheld by foreign, federal or state laws, as well as all amounts withheld in accordance with the Corporation’s payroll practices.

8.           Mode and Timing of Payment.

A.           Unless otherwise specifically provided in a Bonus Calculation Statement, Bonuses shall be paid in cash.

B.           Payouts shall be made on the following dates, each of which is a Required Payment Date:

(i)           For Performance Periods ending June 30, Payouts shall be made in two equal installments, the first of which shall be made in the first week of October in that year and the second of which shall be made in the first week of January in the following year.  For illustrative purposes, a Payout for the Performance Period ending on June 30, 2009 shall be paid in two equal installments, one of which shall be in the first week of October 2009, and the other one of which shall be in the first week of January 2010.

(ii)           For Performance Periods ending December 31, Payouts shall be made in two equal installments, the first of which shall be made in the first week of March of the following year, and the second of which shall be made in the first week of July of the following year.  For illustrative purposes, Payouts for the period ending December 31, 2009 shall be paid in two equal installments, one of which shall be in the first week of March 2010, and the other one of which shall be in the first week of July 2010.

First Amended & Restated Incentive Bonus Plan
Austin_1 592601v4 47080-9

C.           Notwithstanding Sections 8.B(i) and 8.B(ii), (i) if it is administratively impractical to make a Payout by the Required Payment Date and such impracticability was not foreseeable at the time the Participant obtained a legally binding right to the Payout, the Payout may be made following the Required Payment Date but must be made as soon as administratively practical; and (ii) if making the Payout by the Required Payment Date would jeopardize the ability of the Corporation to continue as a going concern, the Payout may be made after the Required Payment Date as long as it is made as soon as it would not have such effect.  If the provisions of this Section IV.8.C are applicable, but the Corporation can make a partial payment in compliance with these provisions, it may do so as long as the payment is made pro rata as to Payouts then due to all Participants.

SECTION V
CHANGE OF CONTROL

Unless otherwise determined by the Committee prior to a Change of Control, if a Change of Control occurs, the following provisions shall be applicable:

1.           The then-current Performance Period will terminate immediately prior to the Change of Control and the total Bonuses payable will be the amount payable assuming attainment for the applicable Participant of the Maximum Metrics Hurdles or the maximum bonus otherwise payable under a particular Appendix, multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period up to and including the date on which the Change of Control occurs, and the denominator of which is the total number of days in the Performance Period.  All amounts so determined shall be paid on the date of the Change of Control.

2.           Except for the payment provisions set forth in Sections IV.8.B and V.1, this Plan and each Bonus Calculation Statement will automatically terminate on a Change of Control unless expressly determined otherwise by the Committee in its sole discretion.

SECTION VI
APPLICABILITY OF CODE SECTION 409A

If any compensation or benefits provided by this Plan may result in the application of Section 409A of the Code, the Committee may, in its sole discretion, with respect to any Participant: (A) modify this Plan in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of Section 409A or in order to comply with the provisions of Section 409A, other applicable provisions of the Code, and any rules, regulations or other regulatory guidance issued under such provisions and with as little diminution in the value of the Bonuses to the Participants as practical; (B) elect to pay an amount in addition to the amount otherwise due, to cover excise taxes that may be due under Section 409A; or (C) make one or more of the Payouts as provided by this Plan, without modification.

First Amended & Restated Incentive Bonus Plan
Austin_1 592601v4 47080-9

SECTION VII
GENERAL PROVISIONS

1.           No Third Party Beneficiaries.  The establishment of this Plan shall not confer upon any Participant any legal or equitable right against the Corporation or any Affiliate, except as expressly provided in this Plan.  There are no third party beneficiaries to this Plan.

2.           Employee at Will.  Unless a Participant has a written agreement signed by a duly authorized officer of the Corporation or its Affiliates providing otherwise, the Participant is an employee at-will and either he or the Corporation may terminate his employment with or without notice and with or without cause at any time.

3.           Governing Law; Venue.  This Plan and all disputes related to this Plan shall be governed by the laws of the State of Texas without regard to principles of conflicts or choice of law which direct the application of the laws of a different state.  Venue for any dispute relating to this Plan shall be exclusively in Harris County, Texas.

4.           Waiver of Jury Trial and of Certain Damages.  EACH PARTICIPANT WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS PLAN.  NEITHER THE CORPORATION NOR ANY PARTICIPANT SHALL BE ENTITLED TO CONSEQUENTIAL OR PUNITIVE DAMAGES OR ANY OTHER ENTITLEMENT FROM THE OTHER.

5.           Severability.  This Plan is intended to comply in all aspects with applicable laws and regulations.  If any provision of this Plan is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, the invalid, illegal or unenforceable provision shall be severed from the remainder of this Plan, and the remainder of this Plan shall be enforced.  In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, shall be included in this Plan, the modification being made to the minimum extent necessary to render the provision valid, legal and enforceable.  Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Plan by one party to the other, the remaining provisions of this Plan shall also be modified to the extent necessary to equitably adjust the parties’ respective rights and obligations hereunder.

6.          Unsecured Plan.  This Plan is an unfunded and unsecured compensation arrangement.  It is not governed by the Employee’s Retirement and Income Security Act of 1974.  Neither this Plan nor any Bonus Calculation Statement or Bonus shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation and a Participant or any other person.  To the extent that any person acquires a right to receive a Bonus under this Plan, that right shall be no greater than the right of any unsecured general creditor of the Corporation.

7.           No Assignment of Rights Under Plan.  Until paid to a Participant, neither Bonuses nor any contingent or actual right, if any, to receive a Payout may be assigned, transferred or hypothecated without the prior written consent of the Committee, in its sole discretion.  Any attempt by a Participant to assign his Bonus or his rights under this Plan without the prior written consent of the Committee shall be void ab initio.

First Amended & Restated Incentive Bonus Plan
Austin_1 592601v4 47080-9

8.          Modification or Termination of Plan.  Unless otherwise expressly provided in a specific Bonus Calculation Statement, the Committee may, without the consent of any Participant, modify or terminate this Plan as to any future Performance Period.  Any such action may be taken without the approval of the Corporation’s stockholders unless stockholder approval is required by applicable law or the rules of any stock exchange on which the Corporation’s shares are traded.  Termination or modification of this Plan shall not apply to the then-current Performance Period, and all Payouts from Bonuses earned during the then-current Performance Period shall continue to be subject to the terms of this Plan, notwithstanding its modification or termination.

9.           No Waiver.  No term or provision of this Plan may be waived unless the waiver is in writing and signed by the party against whom it is sought to be enforced.  No failure on the part of any party to exercise and no delay in exercising, any right, power, or remedy under this Plan shall operate as a waiver, nor shall any single or partial exercise of any right under this Plan preclude any other or further exercise of that right or the exercise of any other right.

10.         Construction.  Whenever used in this Plan, the singular number will include the plural, and the plural number will include the singular, and pronouns in the masculine, feminine, or neuter gender will include each other gender, as the identity of the antecedent may require.  Headings are used for convenience only, and are not to be given substantive effect.  All references to section numbers are references to sections of this Plan, unless otherwise specifically indicated.  The Appendices are incorporated in this Plan as if set forth herein in full.  The provisions of this Plan shall not be construed strictly against the Corporation, but shall be interpreted in accordance with its intention, as determined by the Committee.

11.           Supersedure.  This Plan supersedes all of the currently effective bonus plans of the Corporation unless the Corporation has delivered written notice to the contrary to the person entitled to benefits under such other bonus plans.  However, this Plan does not supersede any other agreements between the Corporation and any Participant, including, without limitation, any stock option or other equity compensation agreements, and the portions of any agreements relating to protection of the Corporation’s confidential and proprietary information, non-competition, non-disparagement or non-solicitation.

Adopted by the Compensation Committee of ENGlobal Corporation as of March 2, 2010.

                 ENGLOBAL CORPORATION
                 COMPENSATION COMMITTEE

                 By:   /s/  David C. Roussel
                David C. Roussel, Chairman

First Amended & Restated Incentive Bonus Plan
Austin_1 592601v4 47080-9

APPENDIX A

The form of the Bonus Calculation Statement for Appendix A Participants shall be as follows, subject to appropriate modifications as the Corporation determines appropriate:

Segment/Division/Corporation/Function/Etc.

Performance Period

Participant

Maximum Percentage

Metrics

Bonus Calculation:

First Amended & Restated Incentive Bonus Plan
Austin_1 592601v4 47080-9
APPENDIX A

APPENDIX B-1

BONUS CALCULATION FOR SENIOR MANAGEMENT
TEAM AND OTHER DESIGNATED EMPLOYEES

Corporate Function:	[Member of Senior Management Team or other designated employees**]

Performance Period:	January 1, 2010 to June 30, 2010

Participant:	[insert name]

Maximum Percentage	[Insert percentage]

Metrics	Consolidated Earnings Per Share, Segment Contribution, Segment Safety, Segment Average DSO

**Employees entitled to a Bonus under Appendix B are not entitled to a Bonus under any other portion of this Plan.

Bonus Calculation:

(i) For each Metric, the Metrics Hurdles shall be applied to the actual performance of the Corporation to determine the level of achievement;

(ii) The Achievement Percentage for each Metric shall be multiplied by the applicable Metrics Weighting percentage, with the resulting weighted achievement for all Metrics then added together; and

(iii) The amount determined in (ii) shall be multiplied by the Maximum Percentage for the applicable Participant’s Bonus.  The percentage amount so calculated shall be multiplied by the Participants Base Salary for the Performance Period to determine the total amount of the Bonus for the Participant.  A sample calculation is attached as Appendix B-1.

First Amended & Restated Incentive Bonus Plan
Austin_1 592601v4 47080-9
  APPENDIX B-1

		Metrics Hurdles
Metric	Weighting	Threshold	Target	High Performance

1. Consolidated Earnings Per Share	25%	$ per share	$ per share	$ per share
2. Segment Contribution	40%	$	$	$
3. Segment Safety (TRIR) w/No Segment Lost Time Recordables	10%	<0.4	<0.3	<0.2
4. Segment Average DSO (Days Sales Outstanding)	25%	65 days	60 days	55 days

Achievement Percentages:

Threshold Percentage:	60%

Target Percentage:	80%

High Performance Percentage:	100%

Approved:

Signature:

Title:

First Amended & Restated  Incentive Bonus Plan
Austin_1 592601v4 47080-9
  APPENDIX B-1

APPENDIX B-2

EXAMPLE OF APPENDIX B BONUS CALCULATION

John Smith is an Operational Vice President in the Engineering Segment and not a member of the Senior Management Team.  John Smith’s Maximum Percentage Bonus is 30%.  The following Bonus Measures for the Performance Period have been established for calculation of his Bonus:

		Metrics Hurdles
Metric	Weighting	Threshold	Target	High Performance

1. Consolidated Earnings Per Share	25%	$0.15 per share	$0.20 per share	$0.25 per share
2. Segment Contribution	40%	$4.0M	$4.5M	$5.0M
3. Segment Safety (TRIR)	10%	<0.4	<0.3	<0.2
4. Segment Average DSO (Days Sales Outstanding)	25%	65 days	60 days	55 days
The following Achievement Percentages have been established for calculation of his Bonus:

Threshold Percentage:	60%
Target Percentage:	80%
High Performance Percentage:	100%

John’s business Segment and the Corporation have performed as follows:

Metric	Actual Performance	Level of Achievement

Consolidated EPS	$0.21	Target
Segment Contribution	$4,600,000	Target
Segment Safety (TRIR)	0.15	High Performance
Segment Average DSO	73 days	Below Threshold

Mr. Smith’s Bonus calculation as a percent of his Base Salary is as follows:

Metric	Metric Weighting Percentage		Achievement Percentage		Weighted Achieved Percentages	Totals

Consolidated Net Income	25%	X	80%	=	20%
Segment Contribution	40%	X	80%	=	32%
Segment Safety (TRIR)	10%	X	100%	=	10%
Segment Average DSO	25%	X	0%	=	0%
A. Percent of Maximum Bonus Achieved						62.0%

B. Participant’s Maximum Bonus						30.0%
Bonus percent of Base Salary (A x B)						18.6%

First Amended & Restated Incentive Bonus Plan
Austin_1 592601v4 47080-9
  APPENDIX B-2

APPENDIX C
BONUS MEASURES FOR
ENGINEERING IN-PLANT DIVISION

Unit:	Engineering In-Plant

Performance Period:	January 1, 2010 to June 30, 2010

Participant:	[insert name]

Metric:	Gross Profit Increase,* not including gross profit resulting from the transfer of in-plant or seconded personnel from an affiliated business unit to the In-Plant business unit of the Corporation

Maximum Bonus Pool	An aggregate of 20% of the Gross Profit Increase for all Appendix C Participants

Maximum Percentage for Participant	___% of Base Salary

Determination of Bonus Amount
The President of the Engineering segment, with the written approval of the Chief Executive Officer of the Corporation, will determine the amount of the available Bonus pool to be awarded to any Participant.  No Participant is guaranteed to receive a Bonus.

*Gross Profit Increase means the amount of the increase in Gross Profit produced by the Engineering In-Plant Division for the Performance Period as compared to the same prior-year period.

Approved:

Signature:

Title:

First Amended & Restated Incentive Bonus Plan
Austin_1 592601v4 47080-9
  APPENDIX C